SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                                       OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                       DATE OF REPORT:  JANUARY 14, 1997


                             KEY TRONIC CORPORATION


       WASHINGTON                   0-11559                     91-0849125
(STATE OF INCORPORATION)    (COMMISSION FILE NUMBER)        (I.R.S. EMPLOYER
                                                            IDENTIFICATION NO.)



                                P. O. BOX 14687
                             N. 4424 SULLIVAN ROAD
                           SPOKANE, WASHINGTON 99214
                                 (509) 928-8000


                       SECURITIES REGISTERED PURSUANT TO
                        SECTION 12(B) 0F THE ACT:  NONE


                       SECURITIES REGISTERED PURSUANT TO
                    SECTION 12(G) OF THE ACT:  COMMON STOCK


                     INFORMATION TO BE INCLUDED IN REPORT



ITEM 5.        OTHER EVENTS.

On December 31, 1996, Registrant entered into a secured financing agreement with General Electric Capital Corporation. The agreement contains covenants that relate to maximum capital expenditures, minimum debt service coverage, minimum earnings before income tax, depreciation, and amortization, and maximum leverage percentages. The agreement contains an $11,000,000 term note and a revolving credit line of up to $30,000,000. The agreement is secured by the assets of the corporation.

The term note is payable in quarterly installments of principal, each in the amount of $250,000 quarterly commencing in March 1997 and ending in December 1997. Thereafter, the quarterly installment payments of principal will be $500,000 commencing in March 1998 and maturing in December 2002. If debt service coverage is greater than 1.4, this note bears interest at one and three-quarters percent (1.75%) in excess of the applicable LIBOR rate. If debt service coverage is less than or equal to 1.4, this note bears interest at two percent (2.00%) in excess of the applicable LIBOR rate. At December 31, 1996, the applicable interest rate was seven and one-half percent (7.50%).

The revolving loan is renewable and covers an initial period of approximately five years expiring on December 31, 2001. If debt service coverage is greater than 1.4, the applicable interest rate is one and one-half (1.50%) in excess of the applicable LIBOR rate. If debt service coverage is less than or equal to 1.4, the applicable interest rate is one and three-quarters percent (1.75%) in excess of the applicable LIBOR rate. At December 31, 1996, the applicable interest rate was seven and one-quarter percent (7.25%).

This agreement replaces a secured term note payable with a current balance of $8.4 million and a $28.0 million secured revolving credit agreement. The former agreement was entered into on October 24, 1994 with The CIT Group/ Business Credit, Inc.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
              EXHIBITS

              (c)  EXHIBITS

              EXHIBIT    DESCRIPTION
              NUMBER

              99.1 Credit Agreement dated as of December 31, 1996 among Key Tronic Corporation and General Electric Capital Corporation.

              99.2       Press Release issued January 7, 1997.


                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             KEY TRONIC CORPORATION


                             /S/ RONALD F. KLAWITTER

                             RONALD F. KLAWITTER,
                             Vice President and
                             Chief Financial Officer


Date: January 14, 1997